Exhibit 10.19

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is effective as of October 16, 2012 (the “Effective Date”), by and between Chelsea Therapeutics International, Ltd., a Delaware corporation with its principal place of business in Charlotte, North Carolina (the “Company”), and Joseph Oliveto (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is employed by the Company as its Interim Chief Executive Officer; and

WHEREAS, the parties to this Agreement desire to establish mutually satisfactory arrangements in the event there is a termination of Executive’s employment under circumstances provided for hereinafter.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation that may be received by the Executive pursuant to Section 3 and 4 hereof, the sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Term; Salary. Unless earlier terminated as provided herein, the term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided by Section 2 hereof (the “Term”). Subject to the provisions of this Agreement, Executive’s employment relationship with the Company will be “at will,” meaning either party can terminate the relationship at any time, with or without cause. Executive’s Base Salary as of the Effective Date is Three Hundred Thousand Dollars ($300,000) per year.

2. Termination. This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:

(a)         Termination by the Executive without Good Reason. During the Term, the Executive may terminate this Agreement and his employment by the Company for any or no cause or reason thirty (30) days after providing written notice of such termination to the Company.

(b)         Termination by the Executive For Good Reason. During the Term, the Executive may terminate this Agreement and his employment by the Company for “Good Reason.” For purposes of this Agreement, Good Reason exists when without Executive’s consent (1) the Company materially reduces Executive’s Base Salary; (2) Executive’s principal place of work is relocated by the Company to another work site more than 50 miles from Executive’s current work location; or (3) the Company makes a material diminution in Executive’s title or duties, except that, following the Company’s hire of a new Chief Executive Officer, Good Reason shall not be deemed to exist if Executive reports directly to the new Chief Executive Officer and his job responsibilities are no less than those he held prior to being named the Company’s Interim Chief Executive Officer. Provided, however, Executive may terminate his employment and this Agreement for Good Reason only after first providing written notice within thirty (30) days of the occurrence of the circumstances he claims constitutes Good Reason; the Company has failed to cure those circumstances within the thirty days following the written notice; and Executive then terminates his employment and this Agreement for Good Reason within six (6) months following the Company’s failure to cure those circumstances.

(c)         Termination by the Company. During the Term, the Company may terminate this Agreement and the Executive’s employment with the Company upon notice to the Executive (or his personal representative):

(i) at any time and for any reason;

(ii) upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death;

(iii) if the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement. For purposes of this Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that: (A) the Executive is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than one hundred and eighty (180) calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that the Executive will be able, within one hundred and eighty (180) calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Agreement; provided, however, nothing herein shall give the Company the right to terminate Executive prior to discharging its obligations to Executive, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law;

(iv) upon the liquidation, dissolution or discontinuance of business by the Company in any manner or the filing of any petition by or against the Company under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within sixty (60) days after filing; provided that, such termination shall not prejudice the Executive’s rights as a stockholder or a creditor of the Company; or

(v) For “Cause” (as defined herein). “Cause” shall be determined by the Company’s Board of Directors (the “Board”) by a majority vote without the participation of the Executive in such vote and shall mean Executive’s:

(A) Conviction or plea of guilt or no contest to any felony or any crime involving moral turpitude or dishonesty;

(B) Commission of a fraud or act of dishonesty against the Company as determined by the Board in good faith that causes or is likely to cause material harm to the Company;

(C) Willful breach of material provisions of the Company’s policies as reasonably determined by the Board that causes or is likely to cause material harm to the Company;

(D) Intentional damage to the Company’s property as reasonably determined by the Board that causes or is likely to cause material harm to the Company;

(E) Material breach of this Agreement or any other agreement between Executive and the Company as reasonably determined by the Board that causes or is likely to cause material harm to the Company; or

(F) Failure or refusal in a material respect to follow the reasonable policies of the Company or directions from the Board or to carry out the duties of his position after being provided with notice of such failure and an opportunity to cure within thirty (30) days of receipt of such notices (and satisfactory cure as determined by the Board) that, in each case, causes or is likely to cause material harm to the Company.

3. Obligations of the Company upon Termination.

(a)         Upon the termination of Executive’s employment during the Term: (i) by the Executive pursuant to Subsection 2(a); or (ii) by the Company pursuant to Subsections 2(c)(ii), (iii), (iv), or (v), the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive through the date of such termination, which shall be paid on or before the Company’s next regularly scheduled payday unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount shall become calculable.

 (b)        Provided that (i) Executive’s employment is terminated by Executive for Good Reason pursuant to Subsection 2(b) or by the Company during the Term pursuant to Subsection 2(c)(i) (where the Company would not have grounds to terminate Executive’s employment pursuant to Subsections 2(c)(ii), (iii), (iv), or (v)); and (ii) such termination results in Executive’s incurring a “separation from service” within the meaning of  Internal Revenue Code § 409A(2)(A) and Treasury Regulation § 1.409A-1(h) (“Separation from Service”); and (iii) within sixty (60) days of the date of the Separation from Service the Executive executes and does not revoke a release agreement in a form acceptable to the Company within the time specified by the Company at the time of the Separation from Service, then the Company shall pay the Executive his base salary in effect as of the date of the Separation from Service (less all applicable deductions) (the “Severance Pay”) for a period of twelve (12) months beginning on the Separation from Service (the “Severance Period”).  The first installment of the Severance Pay will be paid on the 60th day after termination and will include severance pay for a period from the date of termination through the payment date.  However, to the extent the Severance Pay qualifies as a “separation pay plan” within the meaning of Treasury Regulation § 1.409A-1(m) that is not considered nonqualified deferred compensation within the meaning of Internal Revenue Code § 409A(a), the first installment (including severance pay for the period from the date of termination through the payment date) will be paid as soon as possible following the end of the revocation period following the execution of the release referred to above.  The remaining installments will be paid in semi-monthly installments or as otherwise provided for in accordance with the Company’s normal payroll practices for its employees.  If Executive dies prior to receiving any or all of the payments to which he is due under this Section 3, then such remaining payments shall be payable to his estate with no change in the time or form of payment.  No provision of this Agreement is intended to reduce or eliminate any benefits, including post-termination benefits and payments, to which Executive would otherwise be entitled under the Company’s employee benefits practices, policies or plans.

(c)          Equity Vesting and Exercise. If Executive’s employment is terminated by Executive for Good Reason pursuant to Subsection 2(b) or by the Company during the Term pursuant to Subsection 2(c)(i) (where the Company would not have grounds to terminate Executive’s employment pursuant to Subsections 2(c)(ii), (iii), (iv), or (v)), all of the Executive’s stock options, stock awards and other grants of equity compensation shall become fully vested and will remain exercisable until the end of the Severance Period (not to exceed twelve (12) months following Executive’s Separation from Service). Should the Company experience a Change in Control under the terms of the Company’s 2004 Stock Plan, all of Executive’s stock options, stock awards and other grants of equity compensation will be treated no less favorably than any other individuals’ stock options, stock awards and other grants of equity compensation.

4. Change in Control. Subject to the terms of this Section 4 and provided that: (i) Executive’s employment is terminated by Executive pursuant to Subsection 2(b) or the Company pursuant to Subsection 2(c)(i) within one (1) month prior to or six (6) months following a Change in Control (as defined below) (where the Company would not have grounds to terminate Executive’s employment pursuant to Subsections 2(c)(ii), (iii), (iv), or (v)); (ii) such termination results in Executive’s incurring a Separation from Service; and (iii) within sixty (60) days of the date of the Separation from Service the Executive executes and does not revoke a release agreement in a form acceptable to the Company within the time specified by the Company at the time of the Separation from Service, then the Company shall pay to Executive an additional six (6) months of his base salary in effect as of the date of the Separation from Service (less all applicable deductions) (the “Additional Severance Pay”), for a total Severance Period of eighteen (18) months. The Additional Severance Pay will be paid in semi-monthly installments or as otherwise provided for in accordance with the Company’s normal payroll practices for its employees during the six (6) months following the twelve (12) month Severance Period described in Subsection 3(b).

A “Change in Control” shall be deemed to have occurred upon the consummation of (i) a merger or consolidation in which the shareholders of the Company immediately prior to the merger or consolidation cease to own at least 50% of the combined entity immediately following the merger or consolidation; (ii) a sale of all or substantially all of the assets of the Company; or (iii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended), of beneficial ownership of any capital stock of the Company, if, after such acquisition, such individual, entity or group owns more than 50% of either (A) the then-outstanding common stock of the Company or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors.

5. Excise Tax. If the Executive on the date of Executive’s termination of employment is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations and other applicable guidance thereunder), notwithstanding the provisions of Sections 3 and 4, if and solely to the extent required in order to avoid the imposition on the Executive of any excise tax under Section 409A of the Code, the payment of any severance or other payments under Sections 3 and 4 shall not commence until, and shall be made on, the first business day after the date that is six (6) months following the date of the Executive’s termination of employment, and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following the Executive’s termination date.

6. Resignation as Officer. Upon termination of Executive’s employment hereunder for any reason by either party, Executive shall be deemed to have resigned from all offices and positions the Executive may hold with the Company and any of the Company’s subsidiaries.

7. Payment in Lieu of Notice Period. Upon the termination of this Agreement by the Executive pursuant to Subsection 2(a), the Company may, at its sole election, pay the Executive an amount equal to Executive’s then-current Base Salary for all or any portion of the applicable notice period required by Subsection 2(a) in lieu of all or any portion of such notice period within thirty (30) days following Executive’s Separation from Service.

8. No Deferral and No Acceleration. Deferral or acceleration of any payment contemplated by this Agreement which is subject to Section 409A of the Code is strictly prohibited unless specifically permitted by Section 409A of the Code and the Treasury Regulations and other applicable guidance thereunder.

9. Section 409A Provisions. To the fullest extent permitted by law, each payment hereunder shall be treated as a right to a series of separate payments and not a single payment for purposes of Section 409A and the Treasury Regulations thereunder, including § 1.409A-2(b)(2)(iii). To the maximum extent permitted under Section 409A, the payments described in Section 3 and 4 are intended to qualify as short-term deferrals meeting the requirements of Treas. Reg. § 1.409A-1(b)(4)) and as involuntary severance meeting the requirements of Treas. Reg. § 1.409A-1(b)(9)(iii). To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A and all guidance or regulations thereunder, including without limitation compliance with all applicable exemptions from Section 409A. The parties hereby agree that this Agreement shall at all times be construed and operated in a manner to comply with Section 409A and the Treasury Regulations and other guidance thereunder.

10. Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; or (c) three (3) days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed to the Company at its principal office and to the Executive at his address shown on the Company’s records.

11. Effect. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and his personal representatives.

12. Entire Agreement. This Agreement (inclusive of any agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation between Executive and the Company) constitutes the entire agreement between the parties with respect to the matters set forth herein and supersedes all prior agreements and understandings between the parties with respect to the same.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

15. Amendment and Waiver. No provision of this Agreement, including the provisions of this Section, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

16. No Assignment and Non-Transferability. Neither this Agreement nor any interest herein may be assigned by the Executive without the consent of the Company. To the extent this Agreement contains payments which are subject to Section 409A, the Executive’s rights to such payments are not subject to assignment, setoff, anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

17. Governing Law. This Agreement will be governed by and construed according to the laws of the State of North Carolina.

18. Consent to Jurisdiction and Venue. Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the state or federal courts located in Mecklenburg County, North Carolina. Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

19. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

20. Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

CHELSEA THERAPEUTICS INTERNATIONAL, LTD

By: /s/ Michael Weiser

Printed Name: Michael Weiser

Title: Chairman

EXECUTIVE:

/s/ Joseph Oliveto

Joseph Oliveto